UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 19, 2019 (February 12, 2019)

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
141 Front Street
Hamilton HM 19
Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 295-8201
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Introduction
As previously disclosed, Aspen Insurance Holdings Limited (the “Company”) entered into that certain Agreement and Plan of Merger, dated as of August 27, 2018 (the “Merger Agreement”), by and among the Company, Highlands Holdings, Ltd., a Bermuda exempted company (“Parent”), and Highlands Merger Sub, Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”). On February 15, 2019 (the “Closing Date”), pursuant to the Merger Agreement and the statutory merger agreement required in accordance with Section 105 of the Bermuda Companies Act 1981, as amended (the “Companies Act”), by and among the Company, Parent and Merger Sub, dated as of February 15, 2019, Merger Sub merged with and into the Company in accordance with the Companies Act (the “Merger”), with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (as disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 15, 2019). Parent is an affiliate of certain investment funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO).
The description of the Merger Agreement and related transactions (including, without limitation, the Merger) in this Current Report on Form 8-K does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 28, 2018 and incorporated herein by reference.
Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 12, 2019, the Company approved the grant of transaction bonuses payable to certain executive officers of the Company in connection with the Merger, the possibility of which was disclosed in the Company’s definitive proxy statement filed with the SEC on November 6, 2018, as amended. The Company approved the grant of a transaction bonus to Christopher O’Kane, the former Chief Executive Officer of the Company, in the amount of $10 million for his efforts in assisting the Company to consummate the Merger, which transaction bonus grant is subject to certain conditions that have not been satisfied as of the date of this Current Report on Form 8-K, including the execution of satisfactory definitive documentation with respect to the transaction bonus. Scott Kirk, the Group Chief Financial Officer of the Company, was awarded a transaction bonus in the amount of $1 million for his efforts in assisting the Company to consummate the Merger, which will be paid no later than 60 days following the Closing Date, subject to Mr. Kirk’s continued employment through the payment date or earlier termination of employment by the Company without “cause” (as defined in his change of control employment agreement). The transaction bonus letter governing the payment of Mr. Kirk’s transaction bonus contains a “Section 280G best net after-tax” provision, which provides that if the transaction bonus payment, taken together with all other amounts or benefits provided to or for the benefit of Mr. Kirk by the Company or its affiliates, would exceed the applicable threshold under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such amounts or benefits will be reduced to one dollar less than the applicable Section 280G threshold to avoid the imposition of excise taxes under Section 4999 of the Code in the event, and only to the extent, such reduction would result in a better after-tax result for Mr. Kirk. In addition, in connection with the grant of this transaction bonus, Mr. Kirk agreed that the confidentiality and restrictive covenant clauses contained in his service agreement will remain in full force and effect, which, pursuant to the terms of his change of control employment agreement, would have otherwise lapsed on the Closing Date. The description of the transaction bonus payable to Mr. Kirk is qualified in its entirety by reference to the full text of the Transaction Bonus Letter, dated as of February 15, 2019, by and between the Company and Mr. Kirk, which is filed and attached hereto as Exhibit 10.1.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. Unless otherwise stated above, the following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Transaction Bonus Letter, dated as of February 15, 2019, by and between the Company and Scott Kirk

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: February 19, 2019	By:	/s/ Scott Kirk
	Name:	Scott Kirk
	Title:	Group Chief Financial Officer